Exhibit 10.2
ASSET PURCHASE AGREEMENT

This Agreement (the “Agreement”), entered into as of March 24,2008, by and between Magnegas Corporation, a Delaware corporation (the “Purchaser”), and HyFuels, Inc., a Florida corporation (the “Seller”).

WHEREAS, Seller is engaged in the business of  developing technology related to recycling and waste treatment (the “Business”);

WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase and assume from Seller, certain assets and liabilities with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

1.
Agreement To Sell.  Seller agrees to sell, transfer and deliver to Purchasers free and clear of any encumbrances or liens, and Purchasers agrees to purchase, upon the terms and conditions hereinafter set forth, essentially all of the assets of the Seller, as set forth in Schedule A (the “Purchased Assets”).

2.	Purchase Price. The consideration to be paid for the Purchased Assets by Purchaser (subject to adjustment as hereinafter provided) shall be the following:

A. Consideration.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer  and delivery of the Purchased Assets,  the Purchaser shall pay 1,000,000 restricted shares of the Purchasers common stock, par value $0.001 (the “Common Stock”).

3.	The Closing. Unless this Agreement shall have been terminated or abandoned. The closing (“Closing”) of the transactions contemplated by this Agreement shall be on March 26, 2008.

4.
Closing Documents. At the closing, Seller shall execute and deliver to Purchaser such instruments as may be necessary or proper to transfer to Purchaser all ownership interests in the Purchased Assets to be transferred under this Agreement.

5.	Representations and Warranties of Sellers. Sellers represent and warrant to Purchasers as follows:

(A) Sellers have full power and authority to conduct its business as now carried on, and to carry out and perform its undertakings and obligations as provided herein.

(B) No action, approval, consent or authorization of any governmental authority is necessary for Sellers to consummate the transactions contemplated hereby.

(C) Seller is the owner of and has good and marketable title to the Purchased Assets, free of all liens, claims and encumbrances, except as may be set forth herein.

(D) There are no violations of any law or governmental rule or regulation pending against Seller or the Purchased Assets, and Seller has complied with all laws and governmental rules and regulations applicable to the Business or the Purchased Assets.

6.	Representations and Warranties of Purchasers. Purchasers represent and warrant to Seller as follows:

(A) Purchaser has full power and authority to carry out and perform its undertakings and obligations as provided herein.

(B) No action, approval, consent or authorization of any governmental authority is necessary for the Purchaser to consummate the transactions contemplated hereby.

(C) There are no judgments, liens, suits, actions or proceedings pending or, to the best of Purchaser’s knowledge, threatened against Purchaser or its property.

7.
Indemnification by Seller.  Notwithstanding any provisions contained in this Agreement, Seller shall indemnify (including reasonable attorney’s fees and costs), defend and hold Purchaser and its respective successors and assigns, harmless:

(1)   From and against all losses, costs, damages, expenses or liabilities for all taxes of Seller for tax periods (or portions thereof) ending on the Closing Date;

(2)  With respect to all losses, claims, damages and liabilities, including accounts payable at the Closing Date, from Seller’s conduct of the Business arising before the Closing Date;

(3) With respect to any causes of action, proceedings, suits, claims, demands, taxes, assessments, judgments, costs and expenses, including reasonable attorneys’ fees incident to the foregoing.

If any claim is asserted in writing against the Purchaser relating to any of the matters described in this Section, Purchaser shall notify Seller within fifteen (15) days of receipt of the claim or demand, and Seller shall have the right to control the defense, compromise or settlement of the claim or demand, provided that Seller covenants and agrees to keep Purchaser periodically and reasonably appraised of the status of same, and provided further that Seller does not take any action or omit taking any action, the effect of which would cause a material detriment to Purchaser or its Assets.

8.
Indemnification by Purchaser.  Notwithstanding any provisions contained in this Agreement, Purchaser shall indemnify (including reasonable attorneys’ fees and costs) defend and hold Seller and assigns harmless:

(1)  from and against all losses, costs, damages, expenses or liabilities arising out of Purchaser’s conduct of the Business as of the Closing Date or ownership of the Purchased Assets as of the Closing Date;

(2)  from and against any claim in conjunction with liabilities and obligations being assumed by Purchaser hereunder;

(3)  with respect to any material breach of a material representation, warranty, covenant, or agreement (including without limitation any breach of one or more of Purchaser’s covenants and/or agreements under this Agreement), or non-fulfillment of any material obligation on the part of Purchaser under this Agreement or contained in the Schedules or Exhibits annexed to this Agreement, or otherwise delivered to Seller, or any material misrepresentation in any certificate or other instrument furnished to Seller under this Agreement; and

(4)  with respect to any causes of action, proceedings, suits, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees incident to the foregoing.

If any claim is asserted in writing against the Seller relating to any of the matters described in this Section, Seller shall notify Purchaser within fifteen (15) days of receipt of the claim or demand, and Purchaser shall have the right to control the defense, compromise or settlement of the claim or demand, provided that Purchaser covenants and agrees to keep Seller periodically and reasonably appraised of the status of same, and provided further that Purchaser does not take any action or omit taking any action, the effect of which would cause a material detriment to Seller or its assets.

9.
No Other Representations. Purchaser acknowledges that neither Seller nor any representative or agent of Seller has made any representation or warranty regarding the Purchased Assets or the Business, or any matter or thing affecting or relating to this Agreement, except as specifically set forth in this Agreement.

10.	Conditions To Closing. The obligations of the parties to close hereunder are subject to the following conditions:

(A)           All of the terms, covenants and conditions to be complied with or performed by the other party under this agreement on or before the closing shall have been complied with or performed in all material respects.

(B)           All representations or warranties of the other party herein are true in all material respects as of the closing date.

11.	Assignment. Purchasers shall not assign this agreement without the prior written consent of Seller. Any attempted assignment without Seller’s consent shall be null and void.

12.
Notices. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or by registered or certified mail, return receipt requested, with postage prepaid, to Seller or Purchaser, as the case may be, at their addresses first above written, or at such other addresses as they may be designate by notice given hereunder.

If to Purchaser:
Magnegas Corporation
150 Rainville Rd
Tarpon Springs, FL 34689

If to Seller:
HyFuels, Inc.
35246 US Highway 19 North, #215
Palm Harbor, Florida 34684

13.
Entire Agreement.  This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof.  This Agreement has been entered into after full investigation.

14.
Changes Must Be In Writing.  This Agreement may not be altered, amended, changed, modified, waived or terminated in any respect or particular unless the same shall be in writing signed by the party to be bound.

15	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law principles.

16.
Binding Effect. This Agreement shall not be considered an offer or an acceptance of an offer by Seller, and shall not be binding upon Seller until executed and delivered by both Seller and Purchaser.  Upon such execution and delivery, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this agreement the date first above written.

DATED:                                           SELLER

BY: ____________________________
Dr. Ruggero Santilli, CEO Hyfuels, Inc.

DATED:                                           PURCHASER

BY: _____________________________
Richard Connelly, President, Magnegas Corporation

EXHIBIT A
THE PURCHASED ASSETS

Hyfuels, Inc owns a 12.5% share of the India based corporation, Jeruz Magnegas, Pvt. Limited and owns 5% royalties on any gross sales of Jeruz Magnegas Pvt. Limited.  Jeruz Magnegas Pvt. Limited is an India based corporation (located at 8/A, Ground Floor"KARP House", Lal Darwaja, Surat: 395 008, India) that owns all Intellectual Property rights (patents, patent applications, trademark, domain names and technical know-how) for the Magnegas Technology for India, Pakistan, Bangledesh and Sri Lanka only.

HyFuels, Inc hereby grants, assigns and permanently transfers to Magnegas Corporation in its totality and irrevocably the entirety of the assets owned by HyFuels, Inc in Jeruz Magnegas Pvt. Limited that include:

1)	12.5% equity shares of Jeruz Magnegas Pvt, Limited in the existing issued and paid up capital of Jeruz Magnegas Pvt. Limited;

2)	5% royalties on sales of Magnegas equipment made by Jeruz Magnegas Pvt. Limited.